Exhibit No. 99(B)

U.S. Bancorp
Portfolio Services
1310 Madrid Street
Marshall, MN 56258
800-305-6292
800-305-6362 fax

January 4, 2005

Ernst & Young LLP
220 South Sixth Street
Suite 1400
Minneapolis, Minnesota 55402

            In connection with your attestation engagement relating U.S. Bancorp Portfolio Services' (USBPS) assertion that we have complied, in all material respects, with the specified servicing standards as defined in Exhibit A to our Report of Management, we recognize that obtaining representations from us concerning the information contained in this letter is a significant procedure in enabling you to form an opinion on the assertion referred to above for the period from February 24, 2004 to June 30, 2004. Accordingly, we make the following representations with respect to the assertion referred to above for the period from February 24, 2004 to June 30, 2004, which are true to the best of our knowledge and belief.

            I acknowledge that, as a member of management of USBPS, I am responsible for the assertions above and for selecting the criteria.

            I acknowledge that, as a member of management of USBPS, I am responsible for monitoring USBPS compliance with, in all material respects, the specified servicing standards defined in Exhibit A to our Report of Management. I also am responsible for establishing and maintaining effective internal control over compliance with the specified servicing standards defined in Exhibit A to our Report of Management. I have performed an evaluation of the Bank's compliance with the specified servicing standards defined in Exhibit A to our Report of Management, as of June 30, 2004, and for the period from February 24, 2004 to June 30, 2004. Based on this evaluation, USBPS complied with the requirements for the period from February 24, 2004 to June 30, 2004.

            I have made available to you all documentation relevant to the assertion referenced above.

            There has been no known material noncompliance with the specified servicing standards for the period from February 24, 2004 through June 30, 2004 and through the date of your attestation examination report.


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            There have been no communications from regulatory agencies or internal auditors materially affecting the assertion referred to above through the date of your attestation examination report.

            No events or transactions have occurred since June 30, 2004 or are pending that would have a material effect on the assertion referred to above.

            I understand that your examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, and was, therefore, designed primarily for the purpose of expressing an opinion on whether the assertion referred to above, based on the specified servicing standards defined in Exhibit A to our Report of Management. I further understand that your tests of our records and performance of other procedures were limited to those that you considered necessary for that purpose.

                                        Very truly yours,


                                        /s/ Joseph Andries
                                        ----------------------------------------
                                        Joseph Andries Senior Vice President
                                        Lyon Financial Services, Inc. d/b/a
                                        U.S. Bancorp Portfolio Services

                      Management's Assertion on Compliance
                       with Specified Servicing Standards

                              Report of Management

            I, as a member of management of U.S. Bancorp Portfolio Services (the "Company"), am responsible for identifying and complying with tie specified servicing standards set forth in Exhibit A. I am also responsible for establishing and maintaining effective internal control over compliance with these standards. I have performed an evaluation of the Company's compliance with the specified servicing standards set forth in Exhibit A as of June 30, 2004 and for the period from February 24, 2004 to June 30, 2004. Based on this evaluation, I assert that during the period from February 24, 2004 to June 30, 2004, the Company complied, in all material respects, with the specified servicing standards set forth in Exhibit A.

            As of June 30, 2004 and for the period then ended, the Company had in effect a fidelity bond in the amount of $125,000,000.


January 4, 2005                          /s/ Joseph Andries
                                         ---------------------------------------
                                         Joseph Andries Senior Vice President
                                         Lyon Financial Services, Inc. d/b/a
                                         U.S. Bancorp Portfolio Services

                                    Exhibit A

                          Specified Servicing Standards

            Management of the Company identified the following servicing standards which are, in management's opinion, applicable to servicing leases and consistent with the servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, (USAP), excluding certain USAP standards primarily related to escrow accounts, tax and insurance payments, and adjustable rate loans

I.    Collection Bank Accounts

      1. Reconciliations shall be prepared on a monthly basis for all collection bank accounts and related bank clearing accounts. These reconciliations shall:

            (a)   be mathematically accurate;

            (b) be prepared within forty-five (45) calendar days after the cutoff date. The cutoff date is the date as of which a bank account is reconciled every month. It may, or may not, coincide with a prescribed investor reporting date but shall be consistent from period to period;

            (c) be reviewed and approved by someone other than the person who prepared the reconciliation; and

            (d) document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

      2. Funds of the servicing entity shall be advanced in accordance with the applicable servicing agreement.

      3. Each collection account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.   Contract Payments

      1. Contract payments made in accordance with the borrower's lease/loan documents shall be posted to the applicable borrower records within two (2) business days of receipt.


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

                                    Exhibit A

                    Specified Servicing Standards (continued)

II.   Contract Payments

      2. Contract payments shall be allocated to outstanding contract balance, late payment charges or other items in accordance with the borrower's lease/loan documents.

      3. Contract payments identified as payoffs shall be allocated in accordance with the borrower's documents.

III.  Disbursements

      1. Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or Trustee Collection Account bank statements.

IV.   Investor Accounting and Reporting

      1. The servicing entity's investor reports shall be prepared and sent to investors or indenture trustees on a monthly basis and shall indicate the total unpaid principal balance.

VI.   Delinquencies

      1. Records documenting collection efforts shall be maintained during the period a lease/loan is in default and shall be updated at least monthly. Such records shall describe the servicing entity's activities in monitoring delinquent loans including, for example, phone calls, letters and contract payment rescheduling plans in cases where the delinquency is deemed temporary (i.e., illness or unemployment).

VII.  Insurance Policies

      1. A fidelity bond shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.


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

                                    Exhibit B

Trusts
(for informational purposes only)

            Contracts included in the following trusts were serviced by the Company during the period from February 24, 2004 through June 30, 2004:


                                   Sale and Servicing
Issuer                             Agreement Dated             Indenture Trustee
------                             ---------------             -----------------

Series 2003-1                      May 1, 2003                 U.S. Bank N.A.
DVI Receivables XIX L.C.


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